CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Proposed Maximum	Amount of
Securities to be Registered	Registered	per Share	Aggregate Offering Price	Registration Fee
Common stock, $.50 par value per share	17,500,000	$84.00	$1,470,000,000	$57,771

Filed Pursuant to Rule 424(b)(2)
Registration Number: 333-130318

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 14, 2005)
17,500,000 Shares

Eaton Corporation
Common Shares

We are selling 17,500,000 of our common shares. We have granted the underwriters an option to purchase up to 1,750,000 additional shares to cover over-allotments.

Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “ETN.” On April 22, 2008, the closing price for our common shares on the New York Stock Exchange was $85.09 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$84.00	$1,470,000,000
Underwriting Discount	$2.52	$44,100,000
Proceeds to Eaton Corporation (before expenses)	$81.48	$1,425,900,000

The underwriters expect to deliver the common shares to purchasers on or about April 28, 2008 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	JPMorgan	Morgan Stanley

Co-Managers

Banc of America Securities LLC	KeyBanc Capital Markets

Barclays Capital	BNP PARIBAS	BNY Capital Markets, Inc.	Deutsche Bank Securities	Goldman, Sachs & Co.	Merrill Lynch & Co.

April 22, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange, and information about us is also available there.

This prospectus supplement is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus supplement. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of these securities.

•	Annual Report on Form 10-K for the year ended December 31, 2007.

•	Current Reports on Form 8-K filed on January 22, 2008, January 31, 2008, March 3, 2008 and April 7, 2008.

You may obtain a copy of these filings at no cost by writing to or telephoning us at the following address:

Eaton Corporation
Eaton Center
1111 Superior Avenue
Cleveland, Ohio 44114-2584
(216) 523-5000

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. This prospectus supplement is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of the date of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in the accompanying prospectus or this prospectus supplement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “intends”, “plans”, “projects”, “believes”, “estimates”, “anticipates” and variations of these and similar expressions are used to identify these forward-looking statements. These forward-looking statements refer to, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in those documents are set forth in those documents, and include those described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

The Company

We are a global leader in the design, manufacture, marketing and servicing of electrical systems and components for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; hydraulics, fuel and pneumatic systems for commercial and military aircraft; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Headquartered in Cleveland, Ohio, we have 79,000 employees and sell products in more than 150 countries.

Our operations are categorized into the following five business segments: Electrical, Hydraulics, Aerospace, Truck and Automotive. Prior to January 1, 2008, we reported our businesses in four segments, with the current Hydraulics and Aerospace segments being part of one segment called “Fluid Power.”

Electrical

The Electrical segment is a leader in power distribution and power protection equipment including uninterruptible power supply (or UPS) systems, switches, power distribution units, circuit breakers, switch boards, filters, meters and relays. The principal markets for the Electrical segment are industrial, non-residential and residential construction, commercial, government, institutional, and telecommunications customers. These customers are generally concentrated in North America, Europe and Asia/Pacific; however, sales are made globally. Sales in the Electrical segment are made directly and indirectly through distributors and manufacturers representatives to these customers.

Hydraulics

The Hydraulics segment manufactures hydraulic components and systems for industrial and mobile applications, including: pumps; motors; hydraulic power units; hose and fittings; power and load management systems; a wide range of controls and sensing products, including valves, cylinders and electronic controls; a full range of fluid conveyance products, including hose, thermoplastic tubing, fittings, couplings and sealing; filtration systems solutions, including filter bags, canisters and vessels; heavy-duty drum and disc brakes; and golf grips. The principal markets for the Hydraulics segment are original equipment manufacturers and after-market customers of off-highway and industrial equipment; equipment and systems in oil & gas, fine chemicals, mining, metal forming and food & beverage applications. These manufacturers are located globally, and these products are sold and serviced through a variety of channels.

Aerospace

The Aerospace segment manufactures hydraulic power generation systems for aerospace applications, including: pumps, motors, hydraulic power units, hose and fittings, electro-hydraulic pumps and power and load management systems; controls and sensing products, including valves, cylinders, electronic controls, electromechanical actuators, sensors, displays and panels, aircraft flap and slat systems and nose wheel steering systems; fluid conveyance products, including hose, thermoplastic tubing, fittings, adapters, couplings, sealing and ducting; and fuel systems, including fuel pumps, sensors, valves, adapters and regulators. The principal markets for the Aerospace segment are manufacturers of commercial and military aircraft and related after-market customers. These manufacturers are located globally and these products are sold and serviced through a variety of channels.

Truck

The Truck segment is a leader in the design, manufacture and marketing of drivetrain systems and components for medium-and heavy-duty commercial vehicles, primarily in the Americas. The segment designs and manufactures transmissions, clutches, collision warning systems, mobile diagnostics, fleet resource management solutions, and hybrid electric powertrain systems. The principal markets for the Truck segment are original equipment manufacturers and after-market customers of heavy-, medium- and light-duty trucks and passenger cars. These manufacturers and other customers are located globally, and most sales of these products are made directly to these manufacturers.

Automotive

The Automotive segment designs, manufactures and markets superchargers, engine valves and valve actuation systems, cylinder heads, locking and limited slip differentials, powerfold actuators, transmission controls, engine controls, fuel vapor components, compressor control clutches for mobile refrigeration, fluid connectors and hoses for air conditioning and power steering, decorative spoilers, underhood plastic components, fluid conveyance products including, hose, thermoplastic tubing, fittings, adapters, couplings and sealing products to the global automotive industry. The principal markets for the Automotive segment are original equipment manufacturers and aftermarket customers of light-duty trucks and passenger cars. These manufacturers are located globally, and most sales of these products are made directly to these manufacturers.

Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, and our telephone number is (216) 523-5000.

Recent Developments

First Quarter 2008 Earnings

On April 14, 2008, we issued a press release announcing certain financial results for the first quarter of 2008. We announced net income per share of $1.64 for the first quarter of 2008, an increase of 5% over the first quarter of 2007, and a record for the first quarter. Sales in the quarter were $3.5 billion, 12% above the same period in 2007, and a record for the first quarter. Net income in the quarter was $247 million, an increase of 6% over the same period in 2007, and was also a record for the first quarter. Net income in both periods included charges for integration of acquisitions.

The Offering

Issuer	Eaton Corporation

Common shares offered	17,500,000 shares

Common shares estimated to be outstanding immediately after this offering	164.6 million shares

Use of proceeds	We expect the net proceeds from the sale of the common shares offered by this prospectus supplement to be approximately $1,425.5 million, after deducting underwriting discounts and commission and offering expenses. We will use these proceeds to repay borrowings under our revolving credit facility, which we entered into on January 25, 2008, or to repay commercial paper issued under the backstop provided by the facility. The revolving credit facility, in the amount of $3.0 billion, was entered into to either fund direct loans or to backstop commercial paper borrowings. As of April 18, 2008, borrowings under our revolving credit facility totaled $917.3 million at an average interest rate of 3.01%.

Commercial paper issued under the backstop provided by the facility totaled $1,574.0 million at an average interest rate of 2.71%, with an average maturity period of 30 days. The proceeds of the revolving credit facility were used to finance the acquisitions of The Moeller Group, on April 4, 2008 and Phoenixtec Power Company Ltd. on February 26, 2008. See “Use of Proceeds.”

New York Stock Exchange symbol	ETN

The amounts above are based on 147.1 million common shares outstanding as of March 31, 2008 and assume no exercise of outstanding options since that date. The number of common shares expected to be outstanding after this offering excludes:

•	12,386,060 common shares that were subject to outstanding stock options at a weighted average exercise price of $61.64 per share as of March 31, 2008;

•	503,102 common shares of unvested restricted stock awarded as of March 31, 2008; and

•	1,165,903 common shares reserved for future grants under our director and employee stock plans as of March 31, 2008 (or approximately 3,750,000 as of April 23, 2008, due to the anticipated approval of a new stock plan at our annual meeting of shareholders).

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their right to purchase up to 1,750,000 common shares to cover over-allotments.

USE OF PROCEEDS

We expect the net proceeds from the sale of the common shares offered by this prospectus supplement to be approximately $1,425.5 million, after deducting underwriting discounts and commission and offering expenses. We will use these proceeds to repay borrowings under our revolving credit facility, which we entered into on January 25, 2008, or to repay commercial paper issued under the backstop provided by the facility. The revolving credit facility, in the amount of $3.0 billion, was entered into to either fund direct loans or to backstop commercial paper borrowings. As of April 18, 2008, borrowings under our revolving credit facility totaled $917.3 million at an average interest rate of 3.01%. Commercial paper issued under the backstop provided by the facility totaled $1,574.0 million at an average interest rate of 2.71%, with an average maturity period of 30 days. The proceeds of the revolving credit facility were used to finance the acquisitions of The Moeller Group, on April 4, 2008 and Phoenixtec Power Company Ltd. on February 26, 2008.

CAPITALIZATION

The following table sets forth the capitalization of Eaton and its consolidated subsidiaries at December 31, 2007. The “As Adjusted” capitalization set forth below gives effect to the issuance of the common shares offered hereby, after deducting underwriting discounts and commission and offering expenses.

	As of December 31, 2007
	Historical	As Adjusted
	Millions

Short-term debt, primarily commercial paper	$825	$825
Current portion of long-term debt	160	160

Total short-term debt and current portion of long-term debt	$985	$985

Long-term debt
7.40% notes due 2009	$15	$15
Floating rate senior notes due 2009 (4.88% at December 31, 2007 — LIBOR + .08%)	250	250
Floating rate senior note due 2010 (5.14% at December 31, 2007 — LIBOR + .26%)	281	281
5.75% notes due 2012	300	300
7.58% notes due 2012	12	12
5.80% notes due 2013	7	7
12.5% British Pound debentures due 2014	12	12
4.65% notes due 2015	100	100
5.3% notes due 2017	250	250
7.09% notes due 2018	25	25
6.89% notes due 2018	6	6
7.07% notes due 2018	2	2
6.875% notes due 2018	3	3
8-7/8% debentures due 2019	38	38
8.10% debentures due 2022	100	100
7.625% debentures due 2024	66	66
6-1/2% debentures due 2025	145	145
7.875% debentures due 2026	72	72
7.65% debentures due 2029	200	200
5.45% debentures due 2034	150	150
5.25% notes due 2035	72	72
5.8% notes due 2037	240	240
Other	86	86

Total long-term debt	2,432	2,432
Shareholders’ equity
Common shares, par value $0.50 per share, 300.0 million common shares authorized and 146.0 million common shares issued and outstanding, historical;	73
163.5 million common shares issued and outstanding, as adjusted		82
Capital in excess of par value	2,290	3,706
Retained earnings	3,257	3,257
Accumulated other comprehensive loss	(423)	(423)
Deferred compensation plans	(25)	(25)

Total shareholders’ equity	5,172	6,597

Total capitalization (long-term debt and Shareholders’ equity)	$7,604	$9,029

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Our common shares are traded on the New York Stock Exchange under the symbol “ETN.” The common shares are also traded on the Chicago Stock Exchange.

The following table sets forth the high and low closing prices of the common shares on the New York Stock Exchange and the cash dividends declared per common share during the fiscal quarters indicated. On April 22, 2008, the closing price for our common shares on that exchange was $85.09 per share.

			Cash dividend declared
	High	Low	per common share

2008
Second quarter (through April 22, 2008)	$90.63	$78.94	N/A (1)
First quarter	$96.18	$77.55	$0.50
2007
Fourth quarter	$101.26	$85.29	$0.43
Third quarter	$102.55	$85.12	$0.43
Second quarter	$94.15	$83.85	$0.43
First quarter	$85.53	$73.80	$0.43
2006
Fourth quarter	$78.38	$69.53	$0.39
Third quarter	$74.86	$63.00	$0.39
Second quarter	$78.89	$69.80	$0.35
First quarter	$73.29	$64.48	$0.35

Dividends on our common shares are payable at the discretion of our board of directors out of funds legally available therefor. Future payments of dividends (and the amounts of these dividends) will depend on our financial condition, results of operations, capital requirements and any other factors that the board of directors deems relevant.

(1)	We expect that our board of directors will declare a dividend of $0.50 per share at its meeting on April 23, 2008.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Citigroup Global Markets Inc	3,963,750
J.P. Morgan Securities Inc.	3,963,750
Morgan Stanley & Co. Incorporated	4,777,500
Banc of America Securities LLC	910,000
KeyBanc Capital Markets Inc.	910,000
BNP Paribas Securities Corp.	787,500
Goldman, Sachs & Co.	787,500
Barclays Capital Inc.	350,000
BNY Capital Markets, Inc.	350,000
Deutsche Bank Securities Inc.	350,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	350,000

Total	17,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common shares (other than those covered by the over-allotment option described below) if they purchase any of the common shares.

The underwriters propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common shares to dealers at the public offering price less a concession not to exceed $1.51 per share. If all of the common shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

If the underwriters sell more common shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,750,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common shares approximately proportionate to that underwriter’s initial purchase commitment. Any common shares issued or sold under the option will be issued and sold on the same terms and conditions as the other common shares that are the subject of this offering.

We have agreed that for a period of 90 days from the date of this prospectus supplement, and certain of our officers have agreed that for a period of 30 days from the date of this prospectus supplement, we and they, with certain exceptions, will not, without the prior written consent of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated, dispose of or hedge any common shares or any securities convertible into or exchangeable for common shares, subject to certain exceptions. Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 30- or 90-day periods described above, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 30- or 90-day restricted periods, as applicable, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30- or 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the common shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of common shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The seller of the common shares has not authorized and does not authorize the making of any offer of common shares through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the common shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the common shares, other than the underwriters, is authorized to make any further offer of the common shares on behalf of the seller or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “ETN.”

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to pay down borrowings under our revolving credit facility. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with National Association of Securities Dealers (“NASD”) Conduct Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide independent market,” as defined by the NASD rules, exists as of the date of the filing of the registration statement and as of the effective date thereof.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	No Exercise	Full Exercise

Per share	$2.52	$2.52
Total	$44,100,000	$48,510,000

We estimate that our total expenses for this offering will be approximately $400,000.

In connection with the offering, the underwriters may purchase and sell common shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of common shares in an amount up to the number of common shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of common shares in an amount in excess of the number of common shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of common shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase common shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase common shares in the open market after the distribution has been completed or by exercising the over-allotment option. In determining the source of common shares to close the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., J.P. Morgan Securities Inc., or Morgan Stanley & Co. Incorporated, in covering short positions or making stabilizing purchases, repurchase common shares originally sold by that syndicate member in order to cover short positions or make stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL OPINIONS

The validity of the common shares will be passed upon for our company by Mark M. McGuire, our General Counsel, and for the underwriters by Shearman & Sterling LLP, New York, New York. Mr. McGuire is paid a salary by our company and participates in various employee benefit plans offered to certain employees of our company generally.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2007 and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Eaton Corporation
By this prospectus, we offer
an unspecified amount of the following:

Senior Debt Securities	Debt Warrants with
Subordinated Debt Securities	Debt Securities as Units
Preferred Shares	Debt Warrants with
Common Shares	Preferred Shares as Units
Debt Warrants
       The Company from time to time may offer to sell senior or subordinated debt securities, preferred shares, common shares and warrants, as well as units that include any of these securities or securities of other entities. The debt securities, preferred shares and warrants may be convertible into or exercisable or exchangeable for common or preferred shares or other securities of the Company or debt or equity securities of one or more other entities. The common stock of the Company is listed on the NYSE and trades under the ticker symbol “ETN”.
       The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
       This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered as well as the public offering prices of these securities will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 14, 2005.

WHERE YOU CAN FIND MORE INFORMATION	2
THE COMPANY	3
USE OF PROCEEDS	3
RATIO OF EARNINGS TO FIXED CHARGES	3
PROSPECTUS	3
PROSPECTUS SUPPLEMENT	4
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF DEBT WARRANTS	20
DESCRIPTION OF PREFERRED SHARES	22
DESCRIPTION OF COMMON SHARES	25
PLAN OF DISTRIBUTION	28
LEGAL OPINIONS	29
EXPERTS	29

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and information about us also is available there.
      This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until our offering of securities has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2004

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

•	Current Report on Form 8-K filed February 25, 2005

•	Current Report on Form 8-K filed April 18, 2005

•	Current Report on Form 8-K filed April 29, 2005

•	Current Report on Form 8-K filed June 14, 2005

•	Current Report on Form 8-K filed July 18, 2005

•	Current Report on Form 8-K filed October 12, 2005
      You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Eaton Corporation
Eaton Center
1111 Superior Avenue
Cleveland, Ohio 44114-2584
Attn: Shareholder Relations
(216) 523-5000
      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

THE COMPANY
      We are a global diversified industrial manufacturer, incorporated in Ohio in 1916 as a successor to a New Jersey company that was incorporated in 1911. We are a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. We have 58,000 employees and sell products to customers in more than 125 countries.
      Our operations are categorized into these four business segments:

•	Electrical

•	Fluid Power

•	Truck

•	Automotive
      Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, and our telephone number is (216) 523-5000.
USE OF PROCEEDS
      Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include additions to working capital, acquisitions, or the retirement of existing indebtedness via repayment, redemption or exchange.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows our ratio of earnings to fixed charges for the nine months ended September 30, 2005 and for each of the five years in the period ended December 31, 2004.

		Year Ended December 31,
	Nine Months Ended
	September 30, 2005	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges	7.40	6.98	4.73	3.71	2.44	3.25
      For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of consolidated pretax income before adjustment for minority interests in consolidated subsidiaries or income (loss) of equity investees, plus (1) amortization of capitalized interest, (2) distributed income of equity investees and (3) fixed charges described below, excluding capitalized interest. “Fixed charges” consist of (1) interest expensed, (2) interest capitalized, (3) amortization of debt issue costs and (4) that portion of rent expense estimated to represent interest. Because we have not had any Preferred Shares outstanding during the last five years and have, therefore, not paid any dividends on Preferred Shares, our ratio of earnings to combined fixed charges and Preferred Share dividends has been the same as the ratio of earnings to fixed charges for each of the above periods.
PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of debt securities, warrants to purchase debt securities, preferred shares and common shares with a par value of $.50 per share.

PROSPECTUS SUPPLEMENT
      This prospectus provides you with a general description of the debt securities, debt warrants, preferred shares and common shares we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”
      The prospectus supplement to be attached to the front of this prospectus will describe:

•	the terms of any debt securities that we offer, including the terms under the caption “Provisions Applicable to Both the Senior and Subordinated Indentures—General”;

•	the terms of any debt warrants that we offer, including the exercise price, detachability, expiration date and other terms;

•	the terms of any preferred shares that we offer, including the specific designations and dividend, redemption, liquidation, voting and other rights not described in this prospectus and any terms for conversion or exchange;

•	the terms of any common shares that we offer; and

•	any initial public offering price, the purchase price and net proceeds to our company and the other specific terms related to our offering of such securities.
      For more details on the terms of the securities, you should read the exhibits filed with our registration statements.
DESCRIPTION OF DEBT SECURITIES
      We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that is inconsistent with the information below. As used in this section, “we,” “us,” “our” and “our company” refer to Eaton Corporation and not to its subsidiaries, unless the context otherwise requires.
      The debt securities are governed by a document called an “Indenture.” An Indenture is a contract between us and a financial institution acting as Trustee on your behalf. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf. Second, the Trustee performs certain administrative duties for us.
      Senior securities will be issued under an Indenture dated as of April 1, 1994, as supplemented from time to time (the “Senior Indenture”), which we entered into with Chemical Bank, as trustee (the “Senior Trustee”), and subordinated securities will be issued under a separate indenture (the “Subordinated Indenture”), which we will enter into with a trustee (the “Subordinated Trustee”) if we decide to issue any subordinated securities. JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank) is acting as Senior Trustee. The term “Trustee” refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will refer to the Senior Indenture and the Subordinated Indenture, as executed, together as the “Indentures” and each, as an “Indenture.” The Indentures are subject to and governed by the Trust Indenture Act of 1939.

      The Indentures and associated documents contain the full legal text of the matters described in this section. We have filed the form of each Indenture as an exhibit to a registration statement that we have filed with the SEC. See “Where You Can Find More Information” on page 2 of this prospectus for information on how to obtain copies of the Indentures.
      Because this section is a summary of the material terms of the Indentures, it does not describe every aspect of the debt securities. This summary is qualified in its entirety by the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indentures. We also include references in parentheses to certain sections of the Indentures or the Trust Indenture Act. Whenever we refer to particular sections or defined terms of the Indentures, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. Unless otherwise noted, the section numbers refer to the applicable section for both Indentures.
Provisions Applicable to Both the Senior and Subordinated Indentures
General
      The debt securities will be our unsecured obligations. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under “—Subordinated Indenture Provisions—Subordination.”
      Under the Indentures, we may issue any debt securities offered under this prospectus and the attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities, as well as other unsecured debt securities.
      With respect to the offered debt securities and any underlying debt securities, you should read the prospectus supplement for the following and other terms, which will be established by authority of our Board of Directors before the issuance of the debt securities:

•	the title of the debt securities and whether they will be senior securities or subordinated securities, including whether subordinated securities are convertible subordinated securities;

•	the total principal amount of the debt securities and any limit on the total principal amount of debt securities of each series;

•	the date or dates when the principal of the debt securities will be payable or how those dates will be determined;

•	the interest rate or rates which the debt securities will bear, if any, or how such rate or rates will be determined, the date or dates from which interest will accrue, if any, or how such date or dates will be determined, the interest payment dates, the record dates for such payments, if any, or how such date or dates will be determined and the basis upon which interest will be calculated, if other than that of a 360-day year or twelve 30-day months;

•	whether the amount of payments of principal of (or premium, if any), or interest on, the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	if other than U.S. dollars, the Currency or Currencies of the debt securities;

•	if other than denominations of $1,000 in the case of Registered Securities, the denominations in which the offered debt securities will be issued;

•	if not the principal amount of the debt securities, the portion of the principal amount at which the debt securities will be issued and, if not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	the form of the debt securities, if other than a registered global note, including whether the debt securities are to be issuable in permanent or temporary global form, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities, and the terms, if any, upon which you may exchange Bearer Securities for Registered Securities and vice versa (if permitted by applicable laws and regulations);

•	any modifications or additions to the provisions of Article Fourteen of the applicable Indenture described below under “Defeasance and Covenant Defeasance” if that Article is applicable to the debt securities;

•	any changes or additions to the Events of Default or our covenants with respect to the debt securities;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	whether we or a holder may elect payment of the principal or interest in one or more Currencies other than that in which such debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which they are stated to be payable and the Currency or Currencies in which they are to be so payable;

•	if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

•	the designation of the Exchange Rate Agent, if applicable;

•	the Person to whom any interest on any Registered Security of the series will be payable, if other than the registered holder at the close of business on the record date, the manner in which, or the Person to whom, any interest on any Bearer Security of the series will be payable, if not upon presentation and surrender of the coupons relating to the Bearer Security as they mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if not in the manner provided in the applicable Indenture;

•	whether and under what circumstances we will pay additional amounts as contemplated by Section 1005 of the applicable Indenture (“Additional Amounts”) in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts (and the terms of any such option);

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	in the case of subordinated securities, any terms modifying the subordination provisions;

•	in the case of convertible subordinated securities, any terms by which they may be convertible into common shares;

•	if we issue the debt securities in definitive form, the terms and conditions under which definitive securities will be issued;

•	if we issue the debt securities upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	the manner for paying principal and interest and the manner for transferring the debt securities; and

•	any other terms of the debt securities that are consistent with the requirements of the Trust Indenture Act.
      For purposes of this prospectus, any reference to the payment of principal of (or premium, if any), or interest on, or interest on debt securities will include Additional Amounts if required by the terms of the debt securities.
      The Indentures do not limit the amount of debt securities that we are authorized to issue from time to time. (Section 301) When a single Trustee is acting for all debt securities issued under an Indenture, those Securities are called the “Indenture Securities.” Each Indenture also provides that there may be more than one Trustee thereunder, each for a series of Indenture Securities. See “Resignation of Trustee” on page 16 of this prospectus. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term “Indenture Securities” means the series of debt securities for which each respective Trustee is acting. If there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee will apply only to the Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would be treated as if issued under separate indentures.
      We may issue Indenture Securities with terms different from those of Indenture Securities already issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of that series unless the reopening was restricted when that series was created.
      If any series of debt securities are sold for, payable in or denominated in one or more foreign Currencies, we will specify applicable restrictions, elections, tax consequences, specific terms and other information in the applicable prospectus supplement.
      There is no requirement that we issue debt securities in the future under the Indentures, and we may use other indentures or documentation containing different provisions in connection with future issues of such other debt securities.
      We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.
Conversion and Exchange
      If you may convert or exchange debt securities for other Securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio (or the calculation method);

•	the conversion or exchange period (or how such period will be determined);

•	if conversion or exchange will be mandatory, at your option or at our option;

•	provisions for adjustment of the conversion price or the exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.
      The terms may also include provisions under which the number or amount of other Securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other Securities as of a time stated in the prospectus supplement.
Additional Mechanics

Form, Exchange and Transfer
      We may issue debt securities as follows:

•	as Registered Securities;

•	as Bearer Securities (with interest coupons attached unless otherwise stated in the prospectus supplement) (Section 201);

•	as both Registered Securities and Bearer Securities;

•	in denominations that are even multiples of $1,000 for Registered Securities and even multiples of $5,000 for Bearer Securities (Section 302); or

•	in global form. See “—Book-Entry Debt Securities.”
      You may have your Registered Securities separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.” If provided in the prospectus supplement, you may exchange your Bearer Securities with all unmatured coupons, except as provided below, and all matured coupons which are in default for Registered Securities of the same series as long as the total principal amount is not changed. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant interest payment dates will be surrendered without the coupon relating to such interest payment dates. Interest will not be payable in respect of the Registered Security issued in exchange for that Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless we specify otherwise in the prospectus supplement, we will not issue Bearer Securities in exchange for Registered Securities. (Section 305)
      You may transfer Registered Securities of a series and you may exchange debt securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring debt securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the “Security Registrar.” The Security Registrar also will perform transfers. (Section 305)
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the Security Registrar is satisfied with your proof of ownership. (Section 305)
      If we designate additional transfer agents, we will name them in the accompanying prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
      If we redeem less than all of the Securities of a redeemable series, we may block the transfer or exchange of Securities during the period beginning 15 days before the day we mail the notice of redemption or publish the notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also decline to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)
      If the offered debt securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement.
      In this “Additional Mechanics” section of this prospectus, “you” means direct holders and not indirect holders of debt securities.
Payment and Paying Agents
      We will pay interest to you, if you are listed in the Trustee’s records as the owner of your debt security at the close of business on a particular day in advance of each due date for interest on your debt security. Interest will be paid to you if you are listed as the owner even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is defined in the prospectus supplement. Persons who are listed in the Trustee’s records as the owners of debt securities at the close of business on a particular day are referred to as “holders.” (Section 307) Holders buying and selling debt securities must work out between themselves the appropriate purchase price since we will pay all the interest for an interest period to the holders on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.
      We will deposit interest, principal and any other money due on the debt securities with the Paying Agent that we name in the prospectus supplement.
      If you plan to have a bank or brokerage firm hold your securities, you should ask them for information on how you will receive payments. (Section 305)
      If we issue Bearer Securities, unless we provide otherwise in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the Bearer Securities. If we list the debt securities on any stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by that stock exchange. (Section 1002) We will specify the initial locations of such offices and agencies in the prospectus supplement. Unless otherwise provided in the prospectus supplement, we will make payment of interest on any Bearer Securities on or before Maturity only against surrender of coupons for such interest installments as they mature. (Section 1001) Unless otherwise provided in the prospectus supplement, we will not make payment with respect to any Bearer Security at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, we will make payments of principal of (and premium, if any) and interest on Bearer Securities payable in U.S. dollars at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)
      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency. (Section 1002)
Events of Default
      You will have special rights if an Event of Default occurs as to the debt securities of your series which is not cured, as described later in this subsection. (Section 501) Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

      What Is an Event of Default? The term “Event of Default” as to the debt securities of your series means any of the following:

•	we do not pay the principal of (or premium, if any) on a debt security of such series on its due date;

•	we do not pay interest on a debt security of such series within 30 days of its due date;

•	we do not make or satisfy any sinking fund payment in respect of debt securities of such series within 30 days of its due date;

•	we remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of such series;

•	we file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur; or

•	there occurs any other Event of Default as to debt securities of the series described in the prospectus supplement. (Section 501)
      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture.
      The Trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the Trustee may not withhold notice if the default is in the payment of principal of (or premium, if any), or interest on, the debt securities. (Section 601)
      Remedies if an Event of Default Occurs. If an Event of Default has occurred and we have not cured it, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us (or the Trustee, if the holders give notice) in writing. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series by notifying us (or the Trustee, if the holders give notice) in writing. (Section 502)
      Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 602 and Trust Indenture Act Section 315) If reasonable indemnity is provided, the holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default. (Section 511)
      Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured (Section 507);

•	the holders of 25% in principal amount of all of the debt securities of the relevant series must make a written request that the Trustee take action because of the default (Section 507) and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action (Section 602);

•	the Trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity (Section 507); and

•	the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice during such 60-day period. (Section 507).
      However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 508)
      Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal of, any premium, interest or Additional Amounts on any debt security or related coupon; or

•	in respect of a covenant that under Article Ten of the applicable Indenture cannot be modified or amended without the consent of each holder. (Section 513)
      If your securities are held for you by a bank or brokerage firm, you should consult them for information on how to give notice or direction to the Trustee or make a request of the Trustee and how to make or cancel a declaration of acceleration.
      Each year, we will furnish the Trustee with a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section 1004)
Merger, Consolidation or Sale of Assets
      Under the terms of the Indentures, we are generally permitted to consolidate or merge with another firm. We are also permitted to sell or transfer our assets substantially as an entirety to another firm. (Section 801) However, we may not take any of these actions unless all of the following conditions are met:

•	where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm must agree to be legally responsible for all obligations under the debt securities and the applicable Indenture (Section 801);

•	the merger, consolidation or sale or transfer of assets substantially as an entirety must not cause a default on the debt securities. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described on page 10 of this prospectus under “—What Is an Event of Default?” (Section 801);

•	where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm (if a corporation) must be a corporation organized under the laws of the United States or any state thereof or the District of Columbia (Section 801);

•	under the Senior Indenture, we may not merge, consolidate or sell or transfer our assets substantially as an entirety if, as a result, any of our property or assets or any property or assets of a Restricted Subsidiary (as defined) would become subject to any mortgage, lien or other encumbrance unless either:

•	the mortgage, lien or other encumbrance could be created pursuant to Section 1009 of such Indenture (see “—Senior Indenture Provisions—Limitation on Liens” on page 17) without equally and ratably securing the Indenture Securities or

•	the Indenture Securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance (Section 803);

•	we must deliver certain certificates and documents to the Trustee (Section 801); and

•	we must satisfy any other requirements specified in the prospectus supplement.
Modification or Waiver
      There are three types of changes that we can make to the Indentures and the debt securities.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. (Section 902) Following is a list of those types of changes:

•	a change of the Stated Maturity of the principal of or interest on a debt security;

•	a reduction of any amounts due on a debt security;

•	a reduction of the amount of principal payable upon acceleration of the Maturity of a Security following a default;

•	an adverse effect on any right of repayment at your option;

•	a change of the place (except as otherwise described in this prospectus) or Currency of payment on a debt security;

•	impairment of your right to sue for payment;

•	with respect to debt securities issued under the Subordinated Indenture, an adverse effect on the right to convert any debt securities as provided in Article 15 of the Subordinated Indenture;

•	a modification of the subordination provisions in the Subordinated Indenture in a manner that is adverse to you as a holder of the Subordinated Securities;

•	a reduction of the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

•	a reduction of the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•	a modification of any other aspect of the provisions of the Indenture dealing with modification and waiver of past defaults (Section 513), the quorum or voting requirements of the debt securities (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture) or provisions relating to the waiver of certain covenants (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture), except to increase any percentage of consents required to amend an Indenture or for any waiver or to add certain provisions that cannot be modified without the approval of each holder under Section 902; or

•	a change of any of our obligations to pay Additional Amounts.
      Changes Requiring a Majority Vote. The second type of change to the Indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of Outstanding debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable Indenture (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture) or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indentures or the Outstanding debt securities listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 902)

      Changes Not Requiring Approval. The third type of change does not require any vote by you as holders of Outstanding debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. (Section 901)
      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

•	for debt securities denominated in one or more foreign Currencies or Currency units, we will use the U.S. dollar equivalent.
      Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.” (Section 101)
      We will generally be entitled to set any day as a record date for the purpose of determining the holders of debt securities that are entitled to vote or take other action under the applicable Indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of debt securities of that series on the record date. (Section 104)
      If your securities are held by a bank or brokerage firm, you should consult them for information on how approval may be granted or denied if we seek to change the applicable Indenture or the debt securities or request a waiver.
      Each Indenture contains provisions for convening meetings of the holders of debt securities issued as Bearer Securities. (Section 1501 of the Senior Indenture and Section 1701 of the Subordinated Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the Outstanding debt securities of that series, upon notice given as provided in the applicable Indenture. (Section 1502 of the Senior Indenture and Section 1702 of the Subordinated Indenture)
      Except for any consent that must be given by the holder of each debt security affected thereby, as described above, the holders of a majority in principal amount of the Outstanding debt securities of a series may adopt any resolution presented at a meeting at which a quorum is present. However, any resolution with respect to any action which the Indenture expressly provides may be taken by a specified percentage less than a majority in principal amount of the Outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by vote of that specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities of a series in accordance with the applicable Indenture will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding debt securities of a series, except that if any action is to be taken at such meeting which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of that series will constitute a quorum. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

      Notwithstanding the above, if any action is to be taken at a meeting of holders of debt securities of a series that the applicable Indenture expressly provides may be taken by the holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby or of the holders of such series and one or more additional series:

•	there will be no minimum quorum requirement for that meeting; and

•	the principal amount of the Outstanding debt securities of that series that vote in favor of such action will be taken into account in determining whether that action has been taken under such Indenture. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)
Defeasance and Covenant Defeasance
      The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will specify the choice in the prospectus supplement. (Section 1401)
      Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities (called “defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Sections 1402 and 1404) Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.
      If we ever accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from the subordination provisions on the subordinated debt securities described later under “Subordination” on page 18 of this prospectus. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust.
      Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Indentures. These covenants relate to “Limitation on Liens” and “Limitation on Sale and Leaseback Transactions” described in Sections 1009 and 1010, respectively, of the Senior Indenture and are summarized beginning on page 16 of this prospectus. We can also be released from any other covenant in the Indentures which may be specified in the prospectus supplement if we make the same type of deposit described above. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and debt securities set aside in trust to repay the debt securities. You also would be released from the subordination provisions on the subordinated securities described under “Subordination” on page 18 of this prospectus. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the Trustee were prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Book-Entry Debt Securities
      We may issue debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary that we identify in a prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each, a “Global Security”). Global Securities will be registered in the name of a financial institution we select, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Security is called the “Depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.
      Special Investor Considerations for Global Securities. Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, your rights relating to a Global Security will be governed by the account rules of your financial institution and of the Depositary, as well as general laws relating to debt securities transfers.
      You should be aware that when we issue debt securities in the form of Global Securities:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you must look to your own bank or brokerage firm for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

•	the Depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.
      Special Situations When Global Security Will Be Terminated. In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly through an account at your bank or brokerage firm will be up to you. You must consult your own bank or broker to find out how to have interests in debt securities transferred to your own name, so that you will hold them directly.
      The special situations for termination of a Global Security are:

•	when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); when an Event of Default on the debt securities has occurred and has not been cured; and

•	when and if we decide to terminate a Global Security, subject to the procedures of the Depositary.
      The prospectus supplement may list situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a Global Security terminates, the Depositary (and neither we nor the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 302) Unless otherwise provided in the prospectus supplement, debt securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.
Resignation of Trustee
      Each Trustee may resign or be removed with respect to one or more series of Indenture Securities, and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee will be a Trustee of a trust separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.
Senior Indenture Provisions
Limitation on Sale and Leaseback Transactions
      Under the terms of the Senior Indenture, we will not, and will not permit any Restricted Subsidiary (as defined) to, sell or transfer any manufacturing plant owned by us or any Restricted Subsidiary with the intention of taking back a lease on such property unless:

•	the sale or transfer of property is made within 120 days after the later of the date of

•	the acquisition of such property,

•	the completion of construction of such property, or

•	the commencement of full operation thereof;

•	such lease has a term, including permitted extensions and renewals, of not more than three years, and it is intended that the use by us or the Restricted Subsidiary of the manufacturing plant covered by such lease will be discontinued on or before the expiration of such term;

•	the amount that we realize from such sale or transfer, together with the value (as defined) of then outstanding Sale and Leaseback Transactions not otherwise permitted by the Senior Indenture and the outstanding aggregate principal amount of mortgage, pledge or lien indebtedness not otherwise permitted by the Senior Indenture, will not exceed 10% of our Consolidated Net Tangible Assets (as defined); or

•	we cause an amount equal to the value (as defined) of the manufacturing plant to be sold or transferred and leased to be applied to the retirement (other than any mandatory retirement) within 120 days of the effective date of such Sale and Leaseback Transaction of either the Indenture Securities or other funded indebtedness which is equal in rank to the Indenture Securities, or both. (Section 1010 of the Senior Indenture)
      These provisions are intended to preserve our assets and to limit our ability to incur leases which effectively constitute indebtedness.
Limitation on Liens
      Under the terms of the Senior Indenture, with certain exceptions, we will not, directly or indirectly, and we will not permit any Restricted Subsidiary to, create or assume any mortgage, pledge or other lien of or upon any of our or their assets unless all of the outstanding Indenture Securities of each series are secured by such mortgage, pledge or lien equally and ratably with any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness will be so secured. Among the exceptions are:

•	the creation of any mortgage or other lien on any of our property or property of any Restricted Subsidiary to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of, the acquisition, the completion of construction or the commencement of full operation of such property; and

•	mortgages or liens on any property that we or any Restricted Subsidiary acquire after the date of the Senior Indenture existing at the time of such acquisition; provided that we incur the secured indebtedness for the purpose of financing all or any part of the acquisition or construction of any such property.
      In addition, we or any Restricted Subsidiary may create or assume any mortgage, pledge or other lien not otherwise permitted by the Senior Indenture for the purpose of securing indebtedness or other obligations so long as the aggregate of all such indebtedness and other obligations then outstanding, together with the value of all outstanding Sale and Leaseback Transactions not otherwise permitted, will not exceed 10% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)
Definitions
      The Senior Indenture defines the term “Consolidated Net Tangible Assets” as our total assets and those of our consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries, less the following:

•	our current liabilities and those of our consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

•	all of our other liabilities and those of our consolidated subsidiaries other than Funded Debt (as defined), deferred income taxes and liabilities for employee post-retirement health plans recognized in accordance with Statement of Financial Accounting Standards No. 106;

•	all of our and our consolidated subsidiaries’ depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose);

•	the book amount of all our and our consolidated subsidiaries’ segregated intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense, less unamortized debt premium; and

•	appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.
      Consolidated Net Tangible Assets is to be determined on a consolidated basis in accordance with generally accepted accounting principles and as provided in the Senior Indenture. (Section 101 of the Senior Indenture)
      The Senior Indenture defines the term “Restricted Subsidiary” as any of our subsidiaries except:

•	any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States and Canada, or any subsidiary substantially all the assets of which consist of stock or other securities of such a subsidiary;

•	any subsidiary principally engaged in the business of financing notes and accounts receivable and any subsidiary substantially all the assets of which consist of the stock or other securities of such subsidiary; or

•	any subsidiary acquired or organized after the date of the Indenture, unless our Board of Directors has designated it as a Restricted Subsidiary and such designation will not result in the breach of any covenant or agreement in the Senior Indenture. (Section 101 of the Senior Indenture)
      The Senior Indenture defines the term “Funded Debt” as indebtedness for borrowed money owed or guaranteed by us or any of our consolidated subsidiaries, and any other indebtedness which under generally accepted accounting principles would appear as debt on the balance sheet of such corporation, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined. (Section 101 of the Senior Indenture)
      For purposes of Limitation on Liens and Limitation on Sale and Leaseback Transactions, the Senior Indenture defines the term “value” with respect to a manufacturing plant as the amount equal to the greater of:

•	the net proceeds of the sale or transfer of such manufacturing plant; or

•	the fair value of such manufacturing plant at the time of entering into such Sale and Leaseback Transaction, as determined by our Board of Directors.
      This amount is divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to renewal or extension options contained in such lease. (Section 1010 of the Senior Indenture)
Subordinated Indenture Provisions
Subordination
      Article 16 of the Subordinated Indenture provides that the payment of principal of (and premium, if any), and interest on, subordinated securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness. We may make no payment with respect to subordinated securities while a default exists with respect to our Senior Indebtedness.
      The Subordinated Indenture defines “Senior Indebtedness” as:

•	indebtedness of our company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed for money borrowed from banks or other lending institutions and any other indebtedness or obligations of our company evidenced by a bond, debenture, note or other similar instrument, including without limitation, overdrafts, letters of credit issued for our account and commercial paper;

•	any other indebtedness that constitutes purchase money indebtedness for payment of which we are directly or contingently liable (excluding trade accounts payable);

•	any direct or contingent indebtedness or obligation represented by guarantees or instruments having a similar effect that we enter into (whether prior to the date of the Subordinated Indenture or thereafter) with reference to lease or purchase money obligations of a subsidiary or affiliate of our company or any other corporation in which we hold or have an option to purchase 50% or more of the outstanding capital stock; and

•	renewals, extensions and refundings of any indebtedness described in the three bullet points above, unless in any case the terms of the instrument creating or evidencing such indebtedness provide that the indebtedness is on a parity with or is junior to the Subordinated Indebtedness.
      Any indebtedness that becomes indebtedness of our company by operation of merger, consolidation or other acquisition will constitute Senior Indebtedness if that indebtedness would have been Senior Indebtedness had it been issued by us. By reason of this subordination, in the event that we become insolvent, holders of our Senior Indebtedness may receive more, ratably, and holders of Subordinated Indebtedness may receive less, ratably, than our other creditors. The Subordinated Indenture does not limit our ability to issue Senior Indebtedness.
      If this prospectus is being delivered in connection with a series of subordinated debt, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.
The Trustees Under the Indentures
      JPMorgan Chase Bank, N.A. is the Trustee under the Senior Indenture. We may appoint JPMorgan Chase Bank, N.A. as trustee under the Subordinated Indenture. JPMorgan Chase Bank, N.A. is among the banks with which we maintain ordinary banking relationships. JPMorgan Chase Bank, N.A. also serves as trustee under other indentures under which our 5.25% Notes due 2035 (“5.25% Notes”), 5.45% Senior Debentures due 2034 (“5.45% Debentures”), 7.65% Debentures due 2029 (“7.65% Debentures”), 7.875% Debentures due 2026 (“7.875% Debentures”), 6 1/2% Debentures due 2025 (“6 1/2% Debentures”), 7 5/8% Debentures due 2024 (“7 5/8% Debentures”), 4.65% Notes due 2015 (“4.65% Notes”), 5.75% Notes due 2012 (“5.75% Notes”), and 8% Debentures due 2006 (“8% Debentures”) are outstanding.
      In the event that a default occurs under either Indenture or under the indentures which govern the 5.25% Notes, the 5.45% Debentures, the 7.65% Debentures, the 7.875% Debentures, the 6 1/2% Debentures, the 7 5/8% Debentures, the 4.65% Notes, the 5.75% Notes, or the 8% Debentures at a time when Indenture Securities are outstanding under the Subordinated Indenture, unless the default is cured or waived within 90 days, the provisions of the Trust Indenture Act require that, if JPMorgan Chase Bank, N.A. is Subordinated Trustee, it must resign as Trustee under either the Subordinated Indenture or each of the Senior Indenture, the 5.25% Notes indenture, the

5.45% Debentures indenture, the 7.65% Debentures indenture, the 6 1/2% Debentures indenture, the 7 5/8% Debentures indenture, the 4.65% Notes indenture, the 5.75% Notes indenture and the 8% Debentures indenture. In such circumstance, we expect that JPMorgan Chase Bank, N.A. would resign as Trustee under the Subordinated Indenture.
Foreign Currency Risks—Fluctuations and Controls
      Debt securities denominated or payable in foreign currencies may entail significant risks. For example, the value of the currencies, in comparison to U.S. dollars, may decline, or foreign governments may impose or modify controls regarding the payment of foreign currency obligations. These events may cause the value of debt securities denominated or payable in those foreign currencies to fall substantially. These risks will vary depending upon the foreign currency or currencies involved and will be more fully described in the applicable prospectus supplement.
DESCRIPTION OF DEBT WARRANTS
      We may issue, either together with other debt securities or preferred shares or separately, debt warrants to purchase underlying debt securities. We will issue debt warrants, if any, under warrant agreements (each, a “debt warrant agreement”) that would be between us and a bank or trust company, as warrant agent (the “debt warrant agent”), that we will describe in a prospectus supplement. The form of the debt warrant agreement is contained in a registration statement that we have filed with the SEC. See “Where You Can Find More Information” on page 2 of this prospectus for information on how to obtain a copy of the debt warrant agreement. The following is a summary of the material terms of the debt warrant agreement. This summary is not complete and is qualified in its entirety by reference to all the provisions of the debt warrant agreement and the accompanying debt warrant certificates, including the definitions therein of certain terms.
General
      You should read the prospectus supplement for the terms of the offered debt warrants, including the following:

•	the initial offering price;

•	the title and aggregate number of such debt warrants;

•	the designation, aggregate principal amount and other terms of the senior securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities or preferred shares with which the debt warrants are issued and the number of debt warrants issued with each debt security or preferred share;

•	if applicable, the date on and after which the debt warrants and the related debt securities or preferred shares will be separately transferable;

•	the principal amount of senior securities purchasable upon exercise of one debt warrant and the price at which such principal amount of senior securities may be purchased upon such exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which such right will expire;

•	if applicable, a discussion of U.S. federal income tax consequences applicable to the exercise of the debt warrants and to the senior securities purchasable upon the exercise of the debt warrants;

•	the identity of the debt warrant agent;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred or registered; and

•	any other terms of the debt warrants.
      Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement relating thereto. (Section 3.01 of the debt warrant agreement)
Exercise of Debt Warrants
      Each offered debt warrant will entitle the holder thereof to purchase such amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to such offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will become void.
      You may exercise debt warrants by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt by the debt warrant agent, within five business days thereafter, of the debt warrant certificate or certificates evidencing the debt warrants. Upon receipt of such payment and the properly completed debt warrant certificates at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, deliver the amount of the underlying debt securities purchased upon such exercise. If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. If you hold a debt warrant, you must pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon such exercise.
Modifications
      There are three types of changes we can make to the debt warrant agreement and the offered debt warrants.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	increase the exercise price;

•	reduce the number of outstanding debt warrants, the consent of the holders of which is required for any such modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the debt warrants.
      Changes Requiring a Majority Vote. The second type of change to the debt warrant agreement and the offered debt warrants is the kind that requires a vote in favor by holders of debt warrants owning a majority of the principal amount of the particular series affected. Most changes fall into this category.
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt warrants. This type of change is limited to clarifications and other changes that would not adversely affect holders of the debt warrants.

No Rights as Holders of Underlying Debt Securities
      Before you exercise the warrants, you are not entitled to payments of principal of (or premium, if any), or interest on, the related underlying debt securities or to exercise any other rights whatsoever as a holder of the underlying debt securities.
DESCRIPTION OF PREFERRED SHARES
      The following description sets forth the general terms and provisions of the preferred shares. If we offer preferred shares, we will describe the specific designation and rights in a prospectus supplement, and we will file a description with the SEC.
General
      Our Board of Directors is authorized without further shareholder action to issue one or more series of up to 14,106,394 preferred shares. The Board of Directors can also determine the number of shares, dividend rates, dividend payment dates and dates from which dividends will be cumulative, redemption rights or prices, sinking fund provisions, liquidation prices, conversion rights and restrictions on the issuance of shares of the same series or any other class or series. As of the date of this prospectus, no preferred shares are issued or outstanding.
      The preferred shares will have the dividend, liquidation, redemption, voting rights and conversion rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of offered preferred shares.
      We will set forth the following terms of the offered preferred shares in the prospectus supplement:

•	the title and stated value of the offered preferred shares, the liquidation preference per share and the number of shares offered;

•	the price at which we will issue the offered preferred shares;

•	the dividend rates and dates on which dividends will be payable, as well as the dates from which dividends will commence to cumulate or the method(s) of calculation thereof;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares may be redeemed, in whole or in part, at our option, if we are to have that option;

•	our obligation, if any, to redeem or purchase the offered preferred shares pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares will be redeemed or purchased in whole or in part pursuant to such obligation;

•	any rights on the part of the holder to convert the offered preferred shares into our common shares;

•	any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions;

•	the terms of any debt warrants that we will offer together with or separately from the offered preferred shares;

•	the national securities exchanges, if any, upon which the offered preferred shares will be listed;

•	the procedures for any auction or remarketing, if any, of the offered preferred shares; and

•	any other terms of the offered preferred shares.
      The preferred shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account.
      We are subject to certain provisions of Ohio law, each of which may have the effect of delaying, deferring or preventing a change in control of our company. See “Description of Common Shares— Certain Ohio Statutes.”
Dividends
      As a holder of offered preferred shares, you will be entitled to receive cash dividends, when and as declared by the Board of Directors out of our assets legally available for payment, at such rate and on such quarterly dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by the Board of Directors. Dividends will be cumulative from and after the date set forth in the applicable prospectus supplement.
      If we have not paid or declared and set apart for payment full cumulative dividends on any preferred shares for any dividend period or we are in default with respect to the redemption of preferred shares or any sinking fund for any preferred shares, we may not do the following:

•	declare any dividends (except a dividend payable in shares ranking senior to the preferred shares) on, or make any distribution (except as aforesaid) on, the common shares or any of our other shares; or

•	make any payment on account of the purchase, redemption or other retirement of our common shares or any of our other shares except out of the proceeds of the sale of common shares or any other shares ranking junior to the preferred shares.
      If dividends on preferred shares are in arrears, and there will be outstanding shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares, we, in making any dividend payment on account of such arrears, are required to make payments ratably upon all outstanding preferred shares and such other series of preferred shares in proportion to the respective amounts of dividends in arrears on such preferred shares and shares of such other series.
Liquidation Rights
      In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the offered preferred shares will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. This distribution will be made out of our assets available for distribution to shareholders and will be made before any distribution is made to holders of our common shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the preferred shares and any of our other shares ranking on a parity with the preferred shares are not paid in full, the holders of those shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of our assets. A consolidation or merger of our company with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of our company.

Redemption
      The offered preferred shares will be redeemable in whole or in part at our option, at the times and at the redemption prices that we set forth in the applicable prospectus supplement.
      We may not redeem less than all the outstanding shares of any series of preferred shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of such series of preferred shares for all past dividend periods. In addition, all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred shares then outstanding must have been met.
Voting Rights
      The holders of the offered preferred shares are entitled to one vote per share on all matters presented to our shareholders.
      If the equivalent of six quarterly dividends payable on any series of preferred shares are in default, whether or not declared or consecutive, the holders of all outstanding series of preferred shares, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The holders of preferred shares will not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than a majority of the outstanding preferred shares of all series are present in person or by proxy.
      The affirmative vote of the holders of at least two-thirds of the outstanding preferred shares, voting as a single class without regard to series, will be required for any amendment of our Amended Articles of Incorporation or Amended Regulations that will adversely affect the preferences, rights or voting powers of the preferred shares. If not all series of preferred shares would be affected as to their preferences, rights or voting powers, only the consent of holders of at least two-thirds of the shares of each series that would be affected, voting separately as a class, will be required. A two-thirds vote is also required to issue any class of stock that will have preference as to dividends or distribution of assets over any outstanding series of preferred shares.
      The affirmative vote of the holders of a majority of the outstanding preferred shares will be necessary to increase the authorized number of preferred shares or to authorize any shares ranking on a parity with the preferred shares. The Regulations may be amended to increase the number of directors, without the vote of the holders of outstanding preferred shares.
Conversion Rights
      We will state in the prospectus supplement for any series of offered preferred shares whether shares in that series are convertible into common shares. Unless otherwise provided in the applicable prospectus supplement, if a series of preferred shares is convertible into common shares, holders of convertible preferred shares of that series will have the right, at their option and at any time, to convert any of those convertible preferred shares in accordance with their terms. However, if that series of convertible preferred shares is called for redemption, the conversion rights pertaining to such series will terminate at the close of business on the date before the redemption date.
      Unless we specify otherwise in the applicable prospectus supplement, the conversion rate is subject to adjustment in certain events, including the following:

•	the issuance of common shares or capital shares of any other class as a dividend or distribution on the common shares;

•	subdivisions and combinations of the common shares;

•	the issuance of certain rights or warrants to all holders of common shares entitling those holders to subscribe for or purchase common shares, or securities convertible into common shares, within the period specified in the prospectus supplement at less than the current market price as defined in the Certificate of Designations for such series of convertible preferred shares; and

•	the distribution of evidences of indebtedness or assets or rights or warrants to all holders of common shares (excluding cash dividends, distributions, rights or warrants, referred to above).

      No adjustments in the conversion rate will be made as a result of regular quarterly or other periodic or recurrent cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect or a period of three years will have elapsed from the date of occurrence of any event requiring any such adjustment; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. We reserve the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as we, in our discretion, determine to be advisable in order that certain stock-related distributions or subdivisions of the common shares hereafter made by us to our shareholders will not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares, or securities carrying the right to purchase any of the foregoing.
      In the case of:

•	any reclassification or change of the common shares,

•	a consolidation or merger involving our company, or

•	a sale or conveyance to another corporation of the property and assets of our company as an entirety or substantially as an entirety, as a result of which holders of common shares will be entitled to receive stock, securities, or other property or assets, including cash, with respect to or in exchange for such common shares, the holders of the convertible preferred shares then outstanding will be entitled thereafter to convert those convertible preferred shares into the kind and amount of shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had those convertible preferred shares been converted into common shares immediately prior to the reclassification, change, consolidation, merger, combination, sale or conveyance.
      In the event of a taxable distribution to holders of common shares or other transaction which results in any adjustment of the conversion rate, the holders of convertible preferred shares may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common shares or the convertible preferred shares.
DESCRIPTION OF COMMON SHARES
      The following is a summary of the material provisions concerning the common shares contained in our Amended Articles of Incorporation (“Articles”) and our Amended Regulations (“Regulations”), as affected by debt agreements. Reference is made to such Articles and Regulations, which we have filed with the SEC. See “Where You Can Find More Information” on page 2 of this prospectus for information on how to obtain a copy of the Articles and Regulations. Our common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Exchange.

Authorized Number
      The Articles authorize the issuance of up to 300,000,000 common shares. Common shares issued and outstanding totaled 148,106,000 on October 31, 2005. The outstanding common shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. The Articles also authorize the issuance of up to 14,106,394 preferred shares. Currently, there are no preferred shares issued and outstanding.
Dividends
      Holders of common shares may receive dividends that our Board of Directors declares.
Voting Rights
      Each common share entitles the holder to one vote. Directors are elected by cumulative voting, which means that each common share entitles the holder to the number of votes equal to the number of directors to be elected. All votes in respect of such common share may be cast for one or more of the directors to be elected. Cumulative voting may have the effect of increasing minority shareholders’ representation on the Board of Directors.
      The Articles provide that action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, except in each case as is otherwise provided in the Articles or Regulations. The Articles and Regulations provide for a voting proportion, which is different from that provided by statutory law, in order for shareholders to take action in certain circumstances, including the following:

(1) two-thirds vote required to fix or change the number of directors;

(2) two-thirds vote required for removal of directors;

(3) fifty percent of the outstanding shares required to call a special meeting of shareholders;

(4) two-thirds vote required to amend the Regulations without a meeting;

(5) two-thirds vote required to amend the provisions described in items (1) and (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors;

(6) two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business, or the consolidation of the Company or its merger into another corporation, or certain other mergers and majority share acquisitions; and

(7) two-thirds vote required to amend the provisions described in item (6) above, or this provision.
      The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring or preventing a change in control of our Company.
Liquidation Rights
      In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred shares are entitled, if any such preferred shares are then outstanding, the holders of the common shares are entitled to share pro rata in our assets remaining for distribution to shareholders.

Miscellaneous Rights, Listing and Transfer Agents
      Our common shares have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.
      Our outstanding common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. Equiserve Trust Company N.A. is the transfer agent and registrar for our common shares.
Classification of Board of Directors
      Our Board of Directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified board of directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified board of directors may be to make it more difficult to acquire control of our company.
Certain Ohio Statutes
      Various laws may affect the legal or practical ability of shareholders to dispose of shares of our company. Such laws include the Ohio statutory provisions described below.
      Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder’s share acquisition date.
      The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder.
      After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things:

•	the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder); or

•	the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.
      The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder’s acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.
      Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either of the following:

•	that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation; or

•	such person’s purpose was not to increase any profit or decrease any loss in the stock, and the proposal did not have a material effect on the market price or trading volume of the stock.
      Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.
Control Share Acquisition Act
      We are also subject to Ohio’s Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which our company meets, only if such person has submitted an “acquiring person statement” and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding “interested shares,” as defined in Section 1701.01 of the Ohio Revised Code.
PLAN OF DISTRIBUTION
      We may sell the offered securities as follows:

•	through agents;

•	to or through underwriters; or

•	directly to other purchasers.
      We will identify any underwriters or agents and describe their compensation in a prospectus supplement.
      We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
      In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.
      We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.
      If we indicate in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such offered securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions that we specify in the prospectus supplement, and we will specify in the prospectus supplement the commission payable for solicitation of such contracts.
LEGAL OPINIONS
      The validity of the offered securities will be passed upon for us by Mark Hennessey, Deputy General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022. Mr. Hennessey is paid a salary by our company and participates in various employee benefit plans offered by us, including equity based plans.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

17,500,000 Shares

Eaton Corporation
Common Shares

PROSPECTUS SUPPLEMENT

April 22, 2008

Joint Book-Running Managers

Citi
JPMorgan
Morgan Stanley

Co-Managers

Banc of America Securities LLC
KeyBanc Capital Markets

Barclays Capital
BNP PARIBAS
BNY Capital Markets, Inc.
Deutsche Bank Securities
Goldman, Sachs & Co.
Merrill Lynch & Co.